    As filed with the Securities and Exchange Commission on February 7, 2005

                                                         Registration No. ______
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          AMERICAN PALLET LEASING, INC.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                  33-0889194
       (State or other jurisdiction of                   (I.R.S. Employer
       incorporation or organization)                  Identification No.)

     425 SECOND STREET, S.E., SUITE 600
             CEDAR RAPIDS, IOWA                               52401
  (Address of Principal Executive Offices)                  (Zip Code)

                             -----------------------

                          AMERICAN PALLET LEASING, INC.
                            2005 STOCK INCENTIVE PLAN
                            (Full title of the plan)

                             -----------------------

                                  BYRON HUDSON
                             CHIEF FINANCIAL OFFICER
                          AMERICAN PALLET LEASING, INC.
                       425 SECOND STREET, S.E., SUITE 600
                               CEDAR RAPIDS, IOWA

                     (Name and address of agent for service)

                                 (864) 936-7000
          (Telephone number, including area code, of agent for service)

                                        CALCULATION OF REGISTRATION FEE
==================================================================================================================
                                                  PROPOSED MAXIMUM       PROPOSED MAXIMUM
   TITLE OF SECURITIES         AMOUNT TO BE           OFFERING          AGGREGATE OFFERING        AMOUNT OF
     TO BE REGISTERED         REGISTERED (1)     PRICE PER SHARE (2)        PRICE (2)          REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.001 per share              1,500,000 shares          $ 0.65                $975,000              $115.00
==================================================================================================================
(1)  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, (the "Securities Act"), this Registration Statement includes an indeterminate number of additional shares which may be offered and sold as a result of anti-dilution provisions described in the above-referenced plan.

(2)  Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(h) under the
     Securities Act on the basis of the average between the bid and asked price of the Registrant's Common Stock on February 1, 2005 as reported by the OTC
     Bulletin Board.
================================================================================

                                     PART II

                              INFORMATION REQUIRED
                          IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents of American Pallet Leasing, Inc. (the "Company") filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

         1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003;

         2. The Company's Quarterly Reports on Form 10-QSBfor the interim periods ended March 31, 2004, June 30, 2004 and September 30, 2004; and

         3. All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 2003, except Current Reports on Form 8-K to the extent they contain information furnished pursuant to either Item 9 or Item 12 thereof.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered pursuant to this Registration Statement have been sold or that de-registers all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         The holders of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefore. Holders of common stock are entitled to one vote per share on all matters upon which such holders are entitled to vote. Our Articles of Incorporation do not provide for cumulative voting in connection with the election of directors. Directors are elected by a plurality of votes cast. In the event of dissolution, liquidation or winding up of the Company, holders of Common Stock are entitled to share ratably in assets remaining after creditors (including holders of any preferred stock, as to liquidation preferences) have been paid. There are no shares of preferred stock authorized, issued or outstanding.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law, as amended, provides for the indemnification of the Company's officers, directors, employees and agents under certain circumstances as follows:

         (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The of law, except with respect to the advancement of expenses or indemnification ordered by a court.

         We have entered into indemnification agreements with our directors. We have agreed to indemnify each party against all expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any proceeding brought or threatened against him in his capacity as a director, officer, employee, or agent. However, no indemnification for expenses will be made under the agreement (a) on account of any suit in which a final judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by him of our securities pursuant to the provisions of section 16(b) of the Securities Exchange Act, or similar provisions of any federal, state, or local law, or on account of any suit in which a final judgment is rendered against the indemnified party for violation of Section 10(b) or Rule 10b-5 of the Securities Exchange Act, or similar provisions of any federal, state, or local law; (b) on account of the indemnified party's conduct that is finally adjudged by a court to have constituted intentional fraud, recklessness, or willful misconduct; (c) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful; (d) to the extent that the indemnified party has voluntarily become a party to any proceeding without our written consent; or (e) to the extent that the indemnified party has been reimbursed by insurance.

         Expenses incurred by the indemnified party (including expenses for which he is ultimately expected to be reimbursed through insurance) pursuant to any proceeding will be paid by us in advance of any final disposition of the proceeding upon the written request of the indemnified party and his undertaking in writing to repay such amount if he is ultimately reimbursed such amount by insurance or if it is ultimately determined that he is not entitled to indemnification. Indemnification provided by the agreement is not exclusive of any rights to which the director may be entitled under our bylaws, any agreement, any vote of shareholders or directors, applicable law, any directors' and officers' insurance policy, or otherwise. With respect to certain liabilities incurred under the Securities Act, our obligation may be subject to undertakings contained in various registration statements filed by us pursuant to the Securities Act, as those undertakings relate to the possible need for court review of indemnification for these liabilities.

ITEM 7.  EXEMPTIONS FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

EXHIBIT NO.       DESCRIPTION OF EXHIBITS
-----------       -----------------------

5.1 Opinion and Consent of Preston Gates & Ellis LLP (Filed herewith electronically)

23.1          Consent of Preston Gates & Ellis LLP (Included in Exhibit 5.1)

23.2 Consent of Langley, Williams & Company, L.L.C. (Filed herewith electronically)

24.1          Power of Attorney (Included on page 5 of this Registration
              Statement)

ITEM 9.  UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

                            (1) To file, during any period in which offers or
              sales are being made, a post-effective amendment to this registration statement:

                                          (i) To include, any prospectus
                            required by Section 10(a)(3) of the Securities Act;

                                          (ii) To reflect in the prospectus any
                            facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                                          (iii) To include any material
                            information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                            (2) That, for the purpose of determining any
              liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            (3) To remove from registration by means of a
              post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (c) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing previsions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, Iowa, on February 3, 2005.

                                              AMERICAN PALLET LEASING, INC.

                                              By: /S/ Tim Bumgarner
                                                 -------------------------------
                                                  Tim Bumgarner
                                                  Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Tim Bumgarner and Byron Hudson, and each of them, as such person's true and lawful attorney-in-fact and agent, each with full powers of substitution and re-substitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on February 3, 2005 by the following persons in the capacities indicated.

SIGNATURE                                   TITLE

                                         Chairman of the Board of Directors and
---------------------------------        Chief  Executive Officer (Principal
Tim Bumgarner                            Executive Officer)

                                         Chief Financial Officer (Principal
---------------------------------        Financial and Accounting Officer)
Byron Hudson

                                         Director
---------------------------------
Jim Crigler

                                         Director
---------------------------------
Robert Vinson

                                INDEX TO EXHIBITS

NO.            ITEM                                          METHOD OF FILING
---            ----                                          ----------------

5.1    Opinion and Consent of Preston Gates & Ellis LLP    Filed herewith
                                                           electronically.

23.1   Consent of Preston Gates & Ellis LLP                Included in Exhibit
                                                           5.1.

23.2   Consent of Langley, Williams & Company, L.L.C.      Filed herewith
                                                           electronically.

24.1   Power of Attorney                                   Included on page 6
                                                           of this Registration
                                                           Statement.